Exhibit 4.5
ITT
DEFERRED COMPENSATION PLAN
Effective as of January 1, 1995
as amended and restated as of October 31, 2011 including amendments as of
January 1, 2012

ITT DEFERRED COMPENSATION PLAN
The ITT Deferred Compensation Plan (the “Plan”) was established by ITT Corporation, a Delaware corporation (“Former ITT”), effective January 1, 1995. The purpose of the Plan is to provide each Participant with a means of deferring compensation in accordance with the terms of the Plan.
Effective as of December 19, 1995, Former ITT split into three separate companies — ITT Hartford Group, Inc., ITT Corporation, a Nevada corporation, and ITT Industries, Inc. an Indiana corporation (the “Corporation”), which is the successor to Former ITT.
Under the Employee Benefits Service and Liability Agreement dated November 1, 1995 (the “Agreement”) the Corporation agreed to continue the Plan for eligible employees of the Corporation or of any of its subsidiaries and to transfer the liabilities attributable to participants who become employees of ITT Corporation, a Nevada corporation, on December 19, 1995 to ITT Corporation.
Effective as of January 1, 1996, the Plan was amended to accept the liabilities under the ITT Industries Excess Savings Plan attributable to salary deferrals, excess matching contributions, and excess floor contributions credited with respect to Base Salary deferred under this Plan and hold such amounts hereunder in accordance with the provisions of the ITT Industries Excess Savings Plan as set forth in Appendix A, attached hereto and made part hereof.
Effective as of October 1, 1997, January 1, 1998, April 1, 1998, January 1, 1999, and November 1, 2000, the Plan was further amended to make certain administration changes to unify the form and timing of Plan distributions, respectively. Effective as of March 1, 2004, the Plan was further amended to provide that a Participant may make a separate investment election with respect to future deferrals. Effective as of July 1, 2004, the Plan was amended and restated to make certain administrative changes and to unify the definition of Acceleration Event with other employee benefit plans of ITT Industries. Effective as of July 1, 2006, the Plan’s name was revised to the ITT Deferred Compensation Plan.
The Plan is hereby amended and restated, effective as of December 31, 2008 to comply with the provisions of Section 409A of the Internal Revenue Code and regulations promulgated thereunder.
The provisions of this Plan as herein amended shall apply to amounts deferred on or after January 1, 2005. Amounts deferred under the provisions of the Plan prior to January 1, 2005, which were vested as of December 31, 2004, shall be subject to the provisions of the Plan as in effect on October 3, 2004 without regard to any Plan amendments after October 3, 2004 (attached hereto as Appendix C and made part hereof) which would constitute a material modification for Code Section 409A purposes, unless otherwise provided in Appendix B attached hereto.
The Plan was amended, effective as of October 1, 2010, to reflect the changes in the timing of enrollment and the definition of bonus.
Effective as of October 31, 2011, ITT split into three separate companies, ITT Corporation, Exelis Inc. and Xylem Inc. Under the Benefits and Compensation Matters Agreement dated October 25, 2011, the Corporation agreed to continue the Plan for eligible employees of the Corporation and all of its subsidiaries and to transfer the liabilities attributable to participants who become or were employees of Xylem Inc. or Exelis Inc., or one of their subsidiaries to Xylem Inc. or Exelis Inc., respectively.
The Plan was further amended, effective as of January 1, 2012, to include the deferral of Company contributions that would have been made under the ITT Corporation Retirement Savings Plan for Salaried Employees or the ITT Corporation Supplemental Retirement Savings Plan for Salaried Employees, had the bonus amount deferred under the provisions of the Plan been paid directly to the Participant.
All benefits payable under this Plan, which constitutes a nonqualified, unfunded deferred compensation plan for a select group of management or highly-compensated employees under Title I of ERISA, shall be paid out of the general assets of the Company.

ITT DEFERRED COMPENSATION PLAN
TABLE OF CONTENTS

ARTICLE 1 — DEFINITIONS	1
1.01 Accleration Event	1
1.02 Administrative Committee	1
1.03 Asscoaited Company	1
1.04 Based Slary	1
1.05 Beneficiary	2
1.06 Bonus	2
1.07 Board of Directors	2
1.08 Change in Control	2
1.09 Code	2
1.10 Company	2
1.11 Company Contribution Account	2
1.12 Company Core Contribution Rate	3
1.13 Company Transition Credit Contribution Rate	3
1.14 Compensation and Personnel Committee	3
1.15 Corporation	3
1.16 Deferral Account	3
1.17 Deferral Agreement	3
1.18 Deferrals	3
1.19 Effective Date	3
1.20 Eligible Executive	3
1.21 Employee	4
1.22 Executive	4
1.23 ERISA	4
1.24 Grandfathered Deferral Account	4
1.25 Participant	4
1.26 Performance Based Compensation	4
1.27 Performance Period	4
1.28 Plan	5
1.29 Plan Committee	5
1.30 Plan Year	5
1.31 Reporting Date	5
1.32 Retirement	5
1.33 Savings Plan	5
1.34 Special Purpose Subaccount(s)	6
1.35 Specified Distribution Date	6
1.36 Specified Employee	6
1.37 Termination of Employment	7
1.38 Termination Subaccount	7

ARTICLE 2 — PARTICIPATION	8
2.01 Eligibility	8
2.02 In General	8
2.03 Termination of Participation	9

ARTICLE 3 — DEFERRAL	10
3.01 Filing Requirements	10
3.02 Amount of Deferral	12
3.03 Crediting to Deferral Account	13
3.04 Excess Company Contribution	13
3.05 Crediting to Company Contributing Account	14
3.06 Vesting	14
3.07 Unforeseeable Emergency	14

ARTICLE 4 — MAINTENANCE OF ACCOUNTS	16
4.01 Adjustment of Deferral and Grandfathered Deferral Account	16
4.02 Investment Performance Elections	16
4.03 Changing Investment Elections	17
4.04 Investment of the Company Contribution Account	18
4.05 Individual Accounts	18
4.06 Valuation of Accounts	19
4.07 Compliance with Securities Laws and Trading Policies and Procedures	19

ARTICLE 5 — PAYMENT OF BENEFITS	21
5.01 Commencement of Payment	21
5.02 Method of Payment	24
5.03 Change of Distribution Election	26
5.04 Death	28
5.05 Hardship	28
5.06 Payment upon the Occurrence of a Change in Control	29
5.07 Acceleration of or Delay in Payments	30
5.08 Designation of Beneficiary	30
5.09 Debiting Accounts	31

ARTICLE 6 — AMENDMENT OR TERMINATION	32
6.01 Right to Terminate	32
6.02 Right to Amend	32

ARTICLE 7 — GENERAL PROVISIONS	33
7.01 Funding	33
7.02 No Contract of Employment	33
7.03 Unsecured Interest	33
7.04 Facility of Payment	34
7.05 Withholding Taxes	34
7.06 Nonalienation	34

7.07 Transfers	34
7.08 Claims Procedure	35
7.09 Payment of Expenses	37
7.10 Discharge of Corporation’s Obligation	37
7.11 Successors	37
7.12 Construction	37

ARTICLE 8 — ADMINISTRATION	39
8.01 Administration	39

APPENDIX A	41

APPENDIX B	44

APPENDIX C	46

ARTICLE 1 — DEFINITIONS
1.01	“Acceleration Event” shall mean an “Acceleration Event” as such term is defined under the provisions of the Plan as in effect on October 3, 2004.

1.02	“Administrative Committee” shall mean the person or persons appointed to administer the Plan as provided in Section 8.01.

1.03	“Associated Company” shall mean any division, subsidiary or affiliated company of the Corporation which is an Associated Company, as such term is defined the ITT Salaried Retirement Plan (formerly known as ITT Industries Salaried Retirement Plan) as in the amended from time to time. Effective on or after the October 31, 2011, “Associated Company” shall mean any division, subsidiary or affiliated company of the Corporation which is an Associated Company as such terms is defined in the ITT Corporation Retirement Savings Plan for Salaried Employees, as amended from time to time.

1.04	“Base Salary” shall mean the annual base fixed compensation paid periodically during the calendar year, determined prior to any pre-tax contributions under a “qualified cash or deferred arrangement” (as defined under Code Section 401(k) and its applicable regulations) or under a “cafeteria plan” (as defined under Code Section 125 and its applicable regulations) or a qualified transportation fringe benefit under Section 132(f) of the Code and any deferrals under Article 3, Appendix A or another unfunded deferred compensation plan maintained by the Corporation, but excluding any overtime, bonuses, foreign service allowances or any other form of compensation, except to the extent otherwise deemed “Base Salary” for purposes of the Plan under rules as are adopted by the Compensation and Personnel Committee.

1.05	“Beneficiary” shall mean the person or persons designated by a Participant pursuant to the provisions of Section 5.08 in a time and manner determined by the Administrative Committee to receive the amounts, if any, payable under the Plan upon the death of the Participant.

1.06	“Bonus” shall mean the cash amount, if any, awarded to an employee of the Company under the Company’s executive bonus program, or other compensation program designated by the Compensation and Personnel Committee as a bonus hereunder, provided that such amount qualifies as “Performance Based Compensation”. Effective on and after October 1, 2010, “Bonus” shall mean the cash amount, if any, awarded to an employee of the Company under the Company’s executive bonus program, or other compensation program designated by the 1ersonnel Committee as a bonus hereunder.

1.07	“Board of Directors” or “Board” shall mean the Board of Directors of the Corporation.

1.08	“Change in Control” shall mean a “Change in Control” as such term is defined in the ITT Excess Pension Plan IIA, (effective on and after October 31, 2011, the ITT Corporation Supplemental Retirement Savings Plan for Salaried Employees) as amended from time to time.

1.09	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.10	“Company” shall mean the Corporation and any successor thereto, with respect to its employees and any Participating Corporation or Participating Division (as such terms are defined in the Savings Plan) authorized by the Compensation and Personnel Committee to participate in the Plan with respect to their employees.

1.11	“Company Contribution Account” shall mean the bookkeeping account (or subaccount(s)) maintained for each Member to record all amounts credited on his behalf under Section 3.04(a), (b) and (c) adjusted pursuant to pursuant to Section 4.04.

1.12	“Company Core Contribution Rate” shall mean the rate of Company Core Contributions (as such term in defined under the provisions of the Savings Plan) for a particular Plan Year.

1.13	“Company Transition Credit Contribution Rate” shall mean the rate of Company Transition Credit Contributions (as such term in defined under the provisions of the Savings Plan) for a particular Plan Year.

1.14	“Compensation and Personnel Committee” shall mean the Compensation and Personnel Committee of the Board of Directors.

1.15	“Corporation” shall mean ITT Corporation, an Indiana corporation (successor by merger to and formerly known as ITT Industries, Inc.), or any successor by merger, purchase, or otherwise.

1.16	“Deferral Account” shall mean the bookkeeping account maintained for each Participant to record the amount of Bonus deferred on or after January 1, 2005 by a Participant in accordance with Section 3.02, adjusted pursuant to Article 4. The Deferral Account shall contain subaccounts, such as a Termination Subaccount, Special Purpose Subaccount(s), a Deferral 2005 Subaccount or any other subaccount established by the Administrative Committee.

1.17	“Deferral Agreement” shall mean the completed agreement, including any amendments, attachments and appendices thereto, in such form approved by the Administrative Committee, between an Eligible Executive and the Company, under which the Eligible Executive agrees to defer a portion of his Bonus.

1.18	“Deferrals” shall mean the amount of deferrals credited to a Participant pursuant to Section 3.02 with respect to Plan Years beginning on or after January 1, 2005.

1.19	“Effective Date” shall mean January 1, 1995.

1.20	“Eligible Executive” shall mean an Executive who is eligible to participate in the Plan as provided in Section 2.01.

1.21	“Employee” shall mean a person who is employed by the Company.

1.22	“Executive” shall mean an Employee of the Company whose Base Salary equals or exceeds $200,000 (or as adjusted from time to time by the Administrative Committee).

1.23	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.24	“Grandfathered Deferral Account” shall mean the bookkeeping account maintained for each Participant to record the amount of Bonus and/or Base Salary deferred prior to January 1, 2005 by a Participant in accordance with Article 3 of the Plan as in effect on or prior to October 3, 2004, adjusted pursuant to Article 4.

1.25	“Participant” shall mean, except as otherwise provided in Article 2, each Eligible Executive who has executed a Deferral Agreement pursuant to the requirements of Section 2.02 and is credited with an amount under Section 3.03.

1.26	“Performance Based Compensation” shall mean a bonus where the amount of, or entitlement to, the bonus is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than ninety (90) days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. The determination of whether a Bonus qualifies as “Performance-Based Compensation” will be made in accordance with Treas. Reg. Section 1.409A-1(e) and subsequent guidance.

1.27	“Performance Period” shall mean the period of a least twelve (12) months over which an individual or a company’s performance is measured for purposes of the Company’s bonus program.

1.28	“Plan” shall mean the ITT Deferred Compensation Plan (which was formerly known as the ITT Industries Deferred Compensation Plan, ITT Deferred Compensation Plan for 1995, the ITT Industries Deferred Compensation Plan for 1996 and the ITT Industries Deferred Compensation Plan for 1997) as set forth in this document and the appendices and schedules thereto, as it may be amended from time to time.

1.29	“Plan Committee” shall mean the ITT Pension Fund Trust and Investment Committee established from time to time pursuant to the terms of the ITT Salaried Retirement Plan (the Savings Plan, effective on and after the October 31, 2011).

1.30	“Plan Year” shall mean the calendar year.

1.31	“Reporting Date” shall mean each business day on which the New York Stock Exchange is open or such other business day as the Administrative Committee may determine.

1.32	“Retirement” shall mean, with respect to an Eligible Executive, any termination of employment by an Eligible Executive after the date the Eligible Executive is eligible for an early, normal or postponed retirement benefit under the provisions of the ITT Salaried Retirement Plan as in effect prior to October 31, 2011, or would have been eligible had he been a participant in such Plan. Effective as of January 1, 2012 “Retirement” shall mean with respect to an Eligible Employee who was not a member of the ITT Salaried Retirement Plan immediately prior to October 31, 2011 and who becomes a Participant on or after January 1, 2012, the termination of employment by such Eligible Employee after the date such Eligible Employee attains age 55 and completes 10 or more years of Service (as such term is defined in the Savings Plan) or attains age 65, if earlier..

1.33	“Savings Plan” shall mean, effective as of October 31, 2011, the new ITT Corporation Retirement Savings Plan for Salaried Employees (successor plan to the ITT Salaried Investment and Savings Plan) as amended from time to time.

1.34	“Special Purpose Subaccount(s)” shall mean the bookkeeping account(s) described in Section 5.01(a) maintained to record deferrals that a Participant has elected to have paid pursuant to clause (ii) of Section 5.01(a), adjusted pursuant to Article 4.

1.35	“Specified Distribution Date” shall mean the specific date designated by a Participant pursuant to clause (ii) of Section 5.01(a).

1.36	“Specified Employee” shall mean a “specified employee” as such term is defined in the Income Tax Regulations under Section 409A as modified by the rules set forth below:
(a)	For purposes of determining whether a Participant is a Specified Employee, the compensation of the Participant shall be determined in accordance with the definition of compensation provided under Treas. Reg. Section 1.415(c) 2(d)(3) (wages within the meaning of Code Section 3401(a) for purposes of income tax withholding at the source, plus amounts excludible from gross income under Section 125(1), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b), without regard to rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed).

(b)	The “Specified Employee Identification Date” means December 31, unless the Compensation and Personnel Committee has elected a different date through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Company or any Associated Company.

(c)	The “Specified Employee Effective Date” means the first day of the fourth month following the Specified Employee Identification Date or such earlier date as is selected by the Compensation and Personnel Committee.
1.37	“Termination of Employment” shall mean “Termination of Employment” as such term is defined in the ITT Excess Pension Plan IIA, (effective on and after October 31, 2011, the ITT Corporation Supplemental Retirement Savings Plan for Salaried Employees) as amended from time to time.

1.38	“Termination Subaccount” shall mean the bookkeeping account described in Section 5.01(a) maintained to record deferrals that a Participant has elected to have paid pursuant to clause (i) of Section 5.01(a), adjusted pursuant to Article 4.

ARTICLE 2 — PARTICIPATION
2.01	Eligibility

An Employee who is an Executive as of the last business day in June of a calendar year commencing prior to January 1, 2011, and who was employed by the Company or an Associated Company on the first day of the Performance Period beginning in that calendar year (or such other date in the first quarter of such Performance Period as specified by the Administrative Committee) shall be an Eligible Executive with respect to the Plan Year following such calendar year and thereby eligible to participate in this Plan and execute a Deferral Agreement authorizing Deferrals under this Plan with respect to his Bonus payable in the following Plan Year.

Effective as of October 1, 2010, an Employee who is an Executive as of the last business day in October of a calendar year beginning on and after January 1, 2011 (or such later date in that calendar year as determined by the Administrative Committee) shall be an Eligible Executive with respect to the Plan Year following such calendar year, and thereby eligible to participate in this Plan and execute a Deferral Agreement authorizing Deferrals under this Plan with respect to his Bonus earned in such Plan Year.

2.02	In General
(a)	An individual who is determined to be an Eligible Executive with respect to a Plan Year and who desires to have deferrals credited on his behalf pursuant to Article 3 for such Plan Year must execute a Deferral Agreement with the Administrative Committee authorizing Deferrals under this Plan for such year in accordance with the provisions of Sections 3.01 and 3.02.

(b)	The Deferral Agreement shall be in writing and be properly completed in the manner approved by the Administrative Committee, which shall be the sole judge of the proper completion thereof. Such Deferral Agreement shall provide, subject to the provisions of Section 3.02, for the deferral of a portion of the Eligible

Executive’s Bonus. The Deferral Agreement shall include such other provisions as the Administrative Committee deems appropriate.

(c)	An Eligible Executive shall become a Participant when Deferrals are first credited on his behalf pursuant to Article 3.
2.03	Termination of Participation
(a)	Participation shall cease when all benefits to which a Participant is entitled to hereunder are distributed to him.

(b)	Subject to the provisions of Section 3.01, a Participant shall only be eligible to have Deferrals credited on his behalf in accordance with Article 3 for as long as he remains an Eligible Executive.

(c)	If a former Participant who has incurred a Termination of Employment and whose participation in the Plan ceased under Section 2.03(a) is reemployed as an Eligible Executive, the former Participant may again become a Participant in accordance with the provisions of Section 2.02.

ARTICLE 3 — DEFERRALS
3.01	Filing Requirements
(a)	Subject to the following provisions of this Section, prior to the close of an annual enrollment period established by the Administrative Committee, an Eligible Executive who was employed by the Company or an Associated Company on the first day of a Performance Period commencing prior to January 1, 2011 (or such other date in the first quarter of such Performance Period as specified by the Administrative Committee) and who remains continuously employed through the date his Deferral Agreement is submitted, may elect to defer a portion of his Bonus earned with respect to that Performance Period which is otherwise payable in the next Plan Year; provided the Deferral Agreement is filed with Plan Administrative Committee (or its delegates) by the date established by the Administrative Committee but no later than six months before the end of the applicable Performance Period (the “Deferral Deadline Date”). Notwithstanding the foregoing, any election to defer Bonus that is made in accordance with this paragraph and that becomes payable as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-1(e)) or upon a Change in Control prior to the satisfaction of the performance criteria, will be void.

Effective as of October 1, 2010, and subject to the following provisions of this Section, prior to the close of an annual enrollment period established by the Administrative Committee that pertains to a Plan Year commencing on or after January 1, 2011, an Eligible Executive who is employed by the Company as of the last day of such annual enrollment period or such other date prior to the end of that Plan Year as determined by the Administrative Committee, may elect to defer a portion of his Bonus earned in the following Plan Year, provided the Deferral Agreement is filed with the Administrative Committee (or its delegates) by the date established by the Administrative Committee, but not later than the last day of the calendar year preceding the Plan Year in which such Bonus is earned (the “Deferral Election Deadline”).

(b)	A Participant’s election to defer a portion of his Bonus for any calendar year shall become irrevocable on the last day the deferral of such Bonus may be elected under Section 3.01(a), except as otherwise provided in Section 3.02(c) or 3.07. A Participant may revoke or change his election to defer a portion of Bonus at any time prior to the date the election becomes irrevocable. Any such revocation or change shall be made in a form and manner determined by the Administrative Committee.

(c)	Subject to the provisions of Section 3.02, an Eligible Executive must file, in accordance with the provisions of Section 3.01(a), a new Deferral Agreement for each calendar year the Eligible Executive is eligible for and elects to defer a portion of his Bonus.

(d)	Notwithstanding any provision of the Plan to the contrary, an Eligible Executive’s election to defer Bonus earned in a Plan Year commencing prior to January 1, 2011 shall only be effective if (1) the Eligible Executive files the Deferral Agreement with respect to such Bonus no later than the earlier of (A) the applicable Deferral Election Deadline (as defined in paragraph (a) above) or (B) the date that is six months before the end of the Performance Period with respect to which the Bonus is payable, (2) the Participant performs services continuously from the later of the beginning of the Performance Period or the date the criteria are established through the date the Deferral Agreement is submitted and (3) the Bonus is not readily ascertainable as of the date the Deferral Agreement is filed.

Notwithstanding any provision of the Plan to the contrary, an Eligible Executive’s election to defer Bonus earned in a Plan Year commencing on or after January 1, 2011 shall only be effective if (1) the Eligible Executive files the Deferral Agreement with respect to such Bonus no later than the applicable Deferral Election Deadline (as defined in paragraph (a) above), and (2) he is an Eligible Executive as of such Deferral Election Deadline.

(e)	If a Participant ceases to be an Eligible Executive but continues to be employed by the Company or an Associated Company, he shall continue to be a Participant and his Deferral Agreement currently in effect for the Plan Year shall remain in force for the remainder of such Plan Year, but such Participant shall not be eligible to defer any portion of his Bonus earned in a subsequent Plan Year until such time as he shall once again become an Eligible Executive.

(f)	The Eligible Executive shall submit the Deferral Agreement in the manner specified by the Administrative Committee and a Deferral Agreement that is not timely filed shall be considered void and shall have no effect. The Administrative Committee shall establish procedures that govern deferral elections under the Plan.
3.02	Amount of Deferral
(a)	The Compensation and Personnel Committee or its delegate may determine prior to June 30th of a calendar year commencing prior to January 1, 2011 that an Eligible Executive may defer all or a portion of his Bonus that is otherwise payable in the next Plan Year. An Eligible Executive shall be given written notice of the opportunity to defer all or a portion of his Bonus at least ten business days (or such other period as determined by the Administrative Committee) prior to the date the Deferral Agreement for the applicable Plan Year must be submitted to the Administrative Committee.

(b)	The Administrative Committee may establish maximum or minimum limits on the amount of any Bonus which may be deferred and/or the timing of such Deferral. Eligible Executives shall be given written notice of any such limits prior to the date they take effect.

(c)	Notwithstanding anything in this Plan to the contrary, if an Eligible Executive:
(i)	receives a withdrawal of deferred cash contributions on account of hardship from any plan which is maintained by the Company or an Associated

Company and which meets the requirements of Code Section 401(k) (or any successor thereto), and

(ii)	is precluded from making contributions to such 401(k) plan for at least 6 months after receipt of the hardship withdrawal, the Eligible Executive’s Deferral Agreement with respect to Bonus in effect at that time shall be cancelled. Any Bonus payment which would have been deferred pursuant to that Deferral Agreement but for the application of this Section 3.02(c) shall be paid to the Eligible Executive as if he had not entered into the Deferral Agreement.
3.03	Crediting to Deferral Account

The amount of Deferrals shall be credited to such Participant’s Deferral Account on the day such Bonus would have otherwise been paid to the Participant in the absence of a Deferral Agreement. Deferrals credited to a Participant’s Deferral Account which are deemed invested in a Corporation phantom stock fund will be credited based on the fair market value of the Corporation’s common stock on that day.

3.04	Excess Company Contributions
(a)	Excess Matching Contributions

With respect to Plan Years commencing on and after January 1, 2012, the amount of Excess Matching Contributions credited to a Participant’s Company Contribution Account for each particular Plan Year shall be equal to the Company Matching Contributions (as defined under the provisions of the Savings Plan) for each particular Plan Year that would have otherwise been credited on the Eligible Executive’s behalf under the provisions of the Savings Plan or the ITT Corporation Supplemental Retirement Savings Plan for Salaried Employees, as applicable, had the portion of an Eligible Executive’s Bonus that would have otherwise been paid in that particular Plan Year not been deferred under the provisions of Section 3.01(a) above.

(b)	Excess Core Contributions

With respect to Plan Years commencing on and after January 1, 2012, the amount of Excess Core Contributions credited to a Participant’s Company Contribution Account for each particular Plan Year shall be equal to Company Core Contribution Rate applicable to the Eligible Executive in that particular Plan Year multiplied by the Eligible Executive’s Bonus that would have otherwise been paid in that particular Plan Year had not been deferred under the provisions of Section 3.01(a) above.

(c)	Excess Transition Credit Contributions

With respect to Plan Years commencing on and after January 1, 2012, the amount of Excess Transition Credit Contributions credited to a Participant’s Company Contribution Account for each particular Plan Year shall be equal to Company Transition Credit Contribution Rate applicable to the Eligible Executive in that particular Plan Year multiplied by the Eligible Executive’s Bonus that would have otherwise been paid in that particular Plan Year had it not been deferred under the provisions of Section 3.01(a) above.
3.05	Crediting to Company Contribution Account

The contributions credited on a Participant’s behalf pursuant to Section 3.04(a), (b) and (c) above shall be credited to a Participant’s Company Contribution Accounts at the same time as they would have been credited to his accounts under the Savings Plan if not for the Participant’s election to defer said Bonus under the terms of this Plan.

3.06	Vesting

A Participant shall at all times be 100% vested in his Deferral and his Company Contribution Accounts.

3.07	Unforeseeable Emergency

Notwithstanding the foregoing provisions of this Article 3, the Compensation and Personnel Committee may completely cease Deferrals made under all Deferral

Agreements then in effect with respect to the Participant upon the Participant’s providing the Compensation and Personnel Committee with such evidence of an Unforeseeable Emergency (as defined in Section 5.05) as the Compensation and Personnel Committee may deem appropriate. In the event the Compensation and Personnel Committee finds the Participant has incurred an Unforeseeable Emergency (as defined in Section 5.05), the Participant’s Deferral Agreement in effect at that time shall be cancelled and subseqent Deferrals and any corresponding Excess Company Contributions shall cease as of the first practicable payroll period following the Compensation and Personnel Committee’s decision. In the event the Participant wishes to recommence Deferrals starting in a subsequent calendar year, the Participant may do so by duly completing, executing, and filing the appropriate Deferral Agreement with the Administrative Committee in accordance with Section 3.01, provided said Participant is an Eligible Executive at that time.

ARTICLE 4 — MAINTENANCE OF ACCOUNTS
4.01	Adjustment of Deferral and Grandfathered Deferral Account
(a)	As of each Reporting Date, each Deferral Account (or subaccount thereof) and/or Grandfathered Deferral Account shall be credited or debited with the amount of earnings or losses with which such Deferral Account (or subaccounts thereof) and/or Grandfathered Deferral Account would have been credited or debited, assuming it had been invested in one or more investment funds, or earned the rate of return of one or more indices of investment performance, designated by the Plan Committee and elected by the Participant pursuant to Section 4.02 for purposes of measuring the investment performance of such Accounts. Any portion of a Participant’s Deferral Account (or subaccount thereof) and/or Grandfathered Deferral Account deemed invested in a Corporation phantom stock fund shall be credited with dividend equivalents, as and when dividends are paid on the Corporation’s common stock, which shall be deemed invested in additional shares of such phantom stock.

(b)	The Plan Committee shall designate at least one investment fund or index of investment performance and may designate other investment funds or investment indices (including a Corporation phantom stock fund) to be used to measure the investment performance of a Participant’s Deferral Account and/or Grandfathered Deferral Account. The designation of any such investment funds or indices shall not require the Corporation to invest or earmark their general assets in any specific manner. The Plan Committee may change the designation of investment funds or indices from time to time, in its sole discretion, and any such change shall not be deemed to be an amendment affecting Participants’ rights under Section 6.02.
4.02	Investment Performance Elections

In the event the Plan Committee designates more than one investment fund or index of investment performance under Section 4.01, each Participant shall file an investment election with the Administrative Committee or its delegate with respect to the investment of his Deferral Account (or subaccount thereof) and/or Grandfathered Deferral Account within such time period and in such manner as the Administrative Committee may prescribe. The election shall designate the investment fund or funds or index or indices of investment performance which shall be used to measure the investment performance of the Participant’s Deferral Account (or subaccount thereof) and/or Grandfathered Deferral Account.
4.03	Changing Investment Elections

In the event the Plan Committee designates more than one investment fund or index of investment performance under Section 4.01, a Participant may change his election of the investment fund or funds or index or indices of investment performance used to measure the future investment performance of the existing account balance of his Deferral Account (or subaccount thereof) and/or his Grandfathered Deferral Account, by filing an appropriate written notice with the Administrative Committee or its delegate within such time periods and in such manner as prescribed by the Administrative Committee, in advance of the date such election is effective. The election shall be effective as soon as administratively practicable after the date on which notice is timely filed or at such other time as prescribed by the Administrative Committee on a basis uniformly applicable to all Participants similarly situated.

A Participant may change his or her election of the investment fund or funds or index or indices of investment performance used to measure the future investment performance of his future Deferrals within such time periods and in such manner prescribed by the Administrative Committee. The election shall be effective as soon as administratively practicable after the date in which notice is timely filed or at such other time as the Administrative Committee shall determine. In the absence of such an election, the Participant’s future Deferrals will be invested in accordance with his existing investment election with respect to the current balance of his Deferral Account (or subaccount thereof), provided, however, if such Participant is an “insider” (as defined in Section 16 of the Securities Exchange Act of 1934) and his existing investment elections include an investment in the Corporation’s phantom stock fund, his future Deferrals shall be allocated pro rata among the other funds or indices on his existing investment election based on the proportions as designated on such existing investment election.
4.04	Investment of the Company Contribution Account

A Participant shall have no choice or election with respect to the investments of his Company Contribution Account. As of each Reporting Date, there shall be credited or debited an amount of earnings or losses on the balance of the Participant’s Company Contribution Account as of such Reporting Date which would have been credited had the Participant’s Company Contribution Account been invested in the Fixed Rate Option or such other investment option or options designated by the Plan Committee.

4.05	Individual Accounts
(a)	The Administrative Committee shall maintain, or cause to be maintained on the books of the Corporation, records showing the individual balance of each Participant’s Deferral Account (or subaccount thereof) or Company Contribution Account and/or Grandfathered Deferral Account. The Participant’s Deferral Account (or subaccount thereof) shall be credited with the Deferrals made by the Participant pursuant to the provisions of Article 3 and the Participant’s Deferral Account (or subaccount thereof) and/or Grandfathered Deferral Account shall be credited and debited, as the case may be, with hypothetical investment results determined pursuant to this Article 4.

Effective with respect to Plan Years commencing on and after January 1, 2012, a Participant’s Company Contribution Account shall be credited pursuant to the provisions of Section 3.04 and shall be credited and debited, as the case may be, with hypothetical investment results determined pursuant to Section 4.04.

At least once a year each Participant shall be furnished with a statement setting forth the value of his Deferral Account (or subaccount thereof his Company Contribution Account and/or Grandfathered Deferral Account.

(b)	Within each Participant’s Deferral Account, Company Contribution Account and/or Grandfathered Deferral Account, separate subaccounts shall be maintained to the extent necessary for the administration of the Plan.

(c)	The accounts established under this Article shall be hypothetical in nature and shall be maintained for bookkeeping purposes only so that hypothetical gains or losses on the deferrals made to the Plan can be credited or debited, as the case may be.
4.06	Valuation of Accounts
(a)	The Administrative Committee shall value or cause to be valued each Participant’s Deferral Account, Company Contribution Account and/or Grandfathered Deferral Account at least monthly. On each Reporting Date there shall be allocated to the Deferral Account and/or `Grandfathered Deferral Account of each Participant the appropriate amount determined in accordance with Sections 4.01, 4.02 and 4.03, and with respect to his Company Contribution Account, the appropriate amount determined in accordance with Section 4.04.

(b)	Whenever an event requires a determination of the value of a Participant’s Deferral Account, Company Contribution Account and/or Grandfathered Deferral Account, the value shall be computed as of the Reporting Date immediately preceding the date of the event, except as otherwise specified in this Plan.
4.07	Compliance with Securities Laws and Trading Policies and Procedures

A Participant’s ability to direct investments into or out of a Corporation phantom stock fund shall be subject to such terms, conditions and procedures as the Plan Administrator may prescribe from time to time to assure compliance with Rule 16b-3 promulgated under Section 16(b) of the Securities Exchange Act of 1934, as amended (“Rule 16b-3”), and other applicable requirements. Such procedures also may limit or restrict a Participant’s ability to make (or modify previously made) Deferrals and distribution elections under the Plan. In furtherance, and not in limitation, of the foregoing, to the extent a Participant acquires any interest in an equity security under the Plan for purposes of Section 16(b), the Participant shall not dispose of that interest within six (6) months, unless such disposition is exempted by Section 16(b) or any rules or regulations promulgated thereunder or with respect thereto. Any election by a Participant to invest any amount in a Corporation phantom stock fund, and any elections to transfer amounts from or to the Corporation phantom stock fund to or from any other investment fund or indices, shall be subject to all applicable securities law requirements, including but not limited to the those reflected in the prior sentence and Rule 16b-3, as well as all applicable stock trading policies and procedures of the Corporation. To the extent any election violates any securities law requirement, applicable trading policies and procedures of the Corporation, or any terms or conditions established from time to time by the Administrative Committee relating to such elections (whether or not reflected in the Plan), the election shall be void.

ARTICLE 5 — PAYMENT OF BENEFITS
5.01	Commencement of Payment
(a)	Subject to the limitations in Section 5.01(b) and except as otherwise provided below, each time a Participant completes a Deferral Agreement, a Participant shall designate on each applicable Deferral Agreement whether the related Deferrals, adjusted in accordance with Article 4, will be allocated to one of the following subaccounts:
(i)	Termination Subaccount

Except as otherwise provided in the Plan, amounts allocated to the Termination Subaccount (after adjustment pursuant to Article 4) will be paid on the first business day of the seventh month following the Participant’s Termination of Employment.

(ii)	Special Purpose Subaccount

Except as otherwise provided in the Plan, amounts allocated to the Special Purpose Subaccount (after adjustment pursuant to Article 4) will be paid as elected by the Participant, on either (1) the date specified by the Participant, or (2) the earlier of the date specified by the Participant or the first business day of the seventh month following the Participant’s Termination of Employment. The Specified Distribution Date for the Special Purpose Subaccount shall be the month and year designated by the Participant on his or her initial Deferral Agreement establishing that Special Purpose Subaccount, unless otherwise modified in accordance with the provisions of Section 5.03.
A Participant may elect to have his entire deferred Bonus allocated to the Termination Retirement Subaccount or the Special Purpose Subaccount or to have a specified portion of his Bonus allocated to one or more Subaccounts.

(b)	A Participant’s ability to elect to have his deferred Bonus allocated to the Special Purpose Subaccount and the Participant’s selection of a Specified Distribution Date shall be subject to the following limitations:
(i)	deferred Bonus may only be allocated to the Participant’s Special Purpose Subaccount if the Specified Distribution Date applicable to that subaccount is at least twelve (12) months after the day of the Plan Year in which the Bonus being deferred was earned; and

(ii)	a Participant may have only two Special Purpose Subaccounts established on his behalf (and only one Specified Distribution Date applicable to each Special Purpose Subaccount) at any one time; provided, however, that if the Participant is prohibited from allocating any portion of a Deferral to his existing Special Purpose Subaccounts because of the limitation contained in Section 5.01(b)(i), the Participant may request pursuant to the procedures established by the Administrative Committee that a new Special Purpose Subaccount be established on his behalf in accordance with the provisions of Section 5.01. Effective as of June, 2009, a Participant may have only five Special Purpose Subaccounts established on his behalf (and only one Specified Distribution Date applicable to each Special Purpose Subaccount) at any one time.
(c)	(i) Except as otherwise provided below, and notwithstanding the foregoing with respect to an Eligible Executive who completed a Deferral Agreement with respect to the Plan Year beginning as of January 1, 2005, the distribution of the Participant’s Deferral 2005 Subaccount (as defined below) shall commence, pursuant to Section 5.02, on the occurrence of the distribution event made available under procedures established from time to time by the Administrative Committee and as designated by the Participant on his 2005 Deferral Agreement (“Common Distribution Date”). For purposes of this Article a Participant Deferral 2005 Subaccount shall mean the bookkeeping account maintained for each Participant to record the amount of Bonus deferred in 2005 by a Participant in accordance with Article 3, adjusted as provided in Article 4.

(ii)	Notwithstanding the foregoing, in the event a Participant incurs a Termination of Employment for reasons other than Retirement prior to his Common Distribution Date , the distribution of his Deferral 2005 SubAccount shall commence, pursuant to Section 5.02, on the first business day of the seventh month following his Termination of Employment; provided, however, if a Participant has prior to the date of his Termination of Employment, in accordance with the procedures prescribed by the Administrative Committee, made a special termination election, the distribution of his Deferral 2005 Account shall commence, pursuant to Section 5.02, on the later of (1) the occurrence of the Termination Distribution Date designated by the Participant on the appropriate special termination election form prescribed by the Administrative Committee (“Special Effective Termination Distribution Date”) or (2) the first business day of the seventh month following such Participant’s Termination of Employment.

(iii)	In the event a Participant elects pursuant to the foregoing provisions of this paragraph (c) to defer to a specific calendar date in a specific calendar year, he may not elect a calendar date which occurs prior to the close of the calendar year following the calendar year in which he executed the Deferral Agreement.
(d)	A Participant shall not change his designation of the distribution event made pursuant to the foregoing provisions of this Section 5.01 which entitles him to a distribution of his Deferral Account, except as otherwise provided in Section 5.03 below.

(e)	Notwithstanding any Plan provisions to the contrary, the distribution of a Participant’s Grandfathered Deferral Account shall be made in accordance with provisions of the Plan as in effect on October 3, 2004, as modified in Appendix B and without regard to any Plan amendments after that date which would constitute a material modfication for Code Section 409A purposes.

(f)	Except as otherwise provided in Section 5.04, a Participant shall be entitled to receive payment of his Company Contribution Account upon his Termination of Employment with the Company and all Associated Companies for any reason, other than death. The distribution of his Companty Contribution Account shall be made in the seventh month following the date theParticipant’s Termination of Employment occurs.
5.02	Method of Payment
(a)	Except as otherwise provided in paragraphs (b) and (c) below:
(i)	At the time a Participant makes an election of his distribution event pursuant to the provisions of Sections 5.01(a) or (c) the Participant shall elect that the portion of his Deferral Account (or any subaccount thereof) to which such distribution event is applicable shall be made payable as of such distribution event under one of the following methods of payment:
(1)	ratable annual cash installments for a period of years, not to exceed fifteen (15) years, designated by the Participant on his Deferral Agreement, or

(2)	a single lump sum cash payment.
(ii)	Notwithstanding the foregoing, at the time a Participant makes an election of a Special Effective Termination Distribution Date pursuant to the provisions of Section 5.01(c)(ii), the Participant shall elect that the portion of his Deferral Account be distributed on his Special Effective Termination Distribution Date shall be made payable under one of the following methods of payment:
(1)	ratable annual cash installments for a period of five (5) years, or
(2)	a single lump sum cash payment.

During an installment payment period, the Participant’s Deferral Account (or subaccounts thereof) shall continue to be credited with earnings or losses as described in Section 4.01. The value of the first installment or lump sum payment shall be determined as of the first Reporting Date coincident with or next following the distribution event designated pursuant to Section 5.01 or 5.03 with respect to that portion of his Deferral Account. Subsequent installments, if any, shall be paid on the first business day following the anniversary of said distribution event in the following calendar year and each subsequent year of the installment period. The amount of each installment shall equal the balance in the applicable portion of the Participant’s Deferral Account (or subaccounts) as of each Reporting Date of determination divided by the number of remaining installments (including the installment being determined).

(b)	Notwithstanding the foregoing, in the event payment of a Participant’s Deferral 2005 Subaccount is to be made pursuant to Section 5.01(c) to a Participant who does not have a Special Effective Termination Distribution Date election in effect as of his date of Termination of Employment, a lump sum payment of his Deferral 2005 Subaccount shall be made as of the first business day of the seventh month following the Participant’s Termination of Employment.

(c)	A Participant shall not change his method of payment, except as otherwise provided in Section 5.03.

(d)	Notwithstanding any Plan provision to the contrary, the form of distribution of a Participant’s Grandfathered Deferral Account shall be made in accordance with the provisions of the Plan as in effect on October 3, 2004, as modified in Appendix B and without regard to any Plan amendments after that date which would constitute a material modification for Code Section 409A purposes.

(e)	Notwithstanding any Plan provision to the contrary, payment of a Participant’s Company Contribution Account shall be made in a single lump sum payment.
5.03	Change of Distribution Election
(a)	Changes in Election

In accordance with such procedures as the Administrative Committee may prescribe, a Participant may elect to delay the payment of Deferrals by specifying a new Common Distribution Date, a Special Effective Termination Distribution Date or a Specified Distribution Date applicable to a portion of his Deferral Account (or subaccounts thereof) payable at said dates by duly completing, executing and filing with the Administrative Committee a new election, on an appropriate form designated by the Administrative Committee, subject to the following limitations:
(i)	such new election must be made at least twelve (12) months prior to the Common Distribution Date, Special Effective Termination Distribution Date or Specified Distribution Date, whichever is then in effect with respect to that portion of his Deferral Account (or subaccounts thereof), and such election will not become effective until at least twelve (12) months after the date on which the new election is made, and

(ii)	the new Common Distribution Date, Special Effective Termination Distribution Date or Specified Distribution Date, whichever is applicable, shall be a date that is not less than five (5) years from the Common Distribution Date, Special Effective Termination Distribution Date or Specified Distribution Date then in effect.
A Participant may elect to delay a Common Distribution Date, Special Effective Termination Distribution Date or Specified Distribution Date applicable to a specified portion of his Deferral Account pursuant to this Section 5.03(a) more than once, provided that all such elections comply with the provisions of this Section 5.03(a).

(b)	In accordance with such procedures as the Administrative Committee may prescribe, a Participant may elect to change the form of payment election under Section 5.02 applicable to the portion of his Deferral Account (or subaccounts thereof) that is deferred to a Common Distribution Date, Special Effective Termination Distribution Date or Specified Distribution Date by duly completing, executing and filing with the Administrative Committee a new form of payment election, subject to the following limitations:
(i)	such new election must be made at least twelve (12) months prior to the Common Distribution Date, Special Effective Termination Distribution Date or Specified Distribution Date, whichever is then in effect with respect to that portion of his Deferral Account (or subaccounts thereof), and such election will not become effective until at least twelve (12) months after the date on which the election is made, and

(ii)	the distribution of that portion of his Deferral Account (or subaccounts thereof) shall be deferred for five (5) years from the date such amount would otherwise have been paid absent this new election.
(c)	A Participant may change the election as applicable to his Grandfathered Deferral Accounts pursuant to the provisions of the Plan as in effect on October 3, 2004, as modified in Appendix B and without regard to any Plan amendments after that date which would constitute a material modification for Code Section 409A purposes.

(d)	It is the Company’s intent that the provisions of Section 5.03(a) and Section 5.03(b) comply with the subsequent election provisions in Code Section 409A(a)(4)(C), related regulations and other applicable guidance, and this Section 5.03(a) and Section 5.03(b) shall be interpreted accordingly. The Administrative Committee may impose additional restrictions or conditions on a Participant’s ability to elect a new specified distribution year pursuant to this Section 5.03(a) and Section 5.03(b). The Participant may revoke or change his election pursuant to this Section 5.03(a) and

Section 5.03(b) at any time prior to the deadline for making such election, subject to such restrictions as the Administrative Committee may establish from time to time. Any such revocation or change shall be made in a form and manner determined by the Administrative Committee. For avoidance of doubt, a Participant may not elect to change the form of payment or delay payment of amounts deferred to Retirement or Termination of Employment. In addition a Participant may not transfer amounts between his Termination Subaccount and any Special Purpose Subaccount, or between Special Purposes Subaccounts.
(e)	Transition Rules

Notwithstanding anything in the Plan to the contrary, the Administrative Committee may, in its discretion and subject to such terms and conditions as it may from time to time prescribe, allow Participants to change the time of payment or portion of payment of all or a portion of their Deferral Accounts (or subaccounts) prior to January 1, 2009 in accordance with applicable transition relief provided with respect to Code Section 409A, dated regulations and other applicable guidance.
5.04	Death

Notwithstanding any Plan provisions to the contrary, if a Participant dies before payment of the entire balance of his Deferral Account and his Company Contribution Account, an amount equal to the unpaid portion thereof as of the date of his death shall be payable in one lump sum to his Beneficiary. Such payment will be made in the month following the month the Participant’s death occurs.

5.05	Hardship

Notwithstanding anything in the Plan or in a Deferral Agreement to the contrary, the Administrative Committee may, if it determines an Unforeseeable Emergency exists which cannot be satisfied from other sources, approve a request by the Participant for a withdrawal from his Deferral Account. Such request shall be made in a time and manner determined by the Administrative Committee. The payment made from a Participant’s Deferral Account pursuant to the provisions of this Section 5.05 shall be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the distribution). Determinations of amounts necessary to satisfy the emergency need must take into account any additional compensation that is available, other than additional compensation that, due to the Unforeseeable Emergency, is available under another nonqualified deferred compensation plan but that has not actually been paid. This Section 5.05 is intended to comply with Code Section 409A, related regulations and any other applicable guidance and shall be interpreted accordingly so that distributions shall be permitted under this Section 5.05 only to the extent they comply with Code Section 409A and the regulations promulgated thereunder. For purposes of this Section 5.05 an “Unforeseeable Emergency” shall mean a severe financial hardship to a Participant resulting from (a) an illness or accident of the Participant or the Participant’s spouse, beneficiary or dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)), (b) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to the home not otherwise covered by insurance) or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant; provided, however, that an Unforeseeable Emergency shall only exist to the extent the severe financial hardship would constitute an Unforeseeable Emergency under Code Section 409A, related regulations and other applicable guidance. Such payments shall be paid in a single lump sum within ninety (90) days of the date the Unforeseeable Emergency payment is approved by the Administrative Committee.

5.06	Payment upon the Occurrence of a Change in Control

Notwithstanding the foregoing provisions of this Article 5, upon the occurrence of a Change in Control, every Participant who is an Eligible Executive or a former Eligible Executive shall automatically receive the entire balance of his Deferral Accounts and his Company Contribution Account in a single lump sum payment. Such lump sum payment shall be made as soon as practicable on or after the Change in Control. If such Participant dies after such Change in Control, but before receiving such payment, it shall be made to his Beneficiary.

For avoidance of doubt, upon the occurrence of an Acceleration Event (either prior, after or simultaneously with the occurrence of a Change of Control), the provisions of Section 5.06 of the Plan as in effect on October 3, 2004 without regard to any Plan amendments after October 3, 2004 which would constitute a material modification for Code Section 409A purposes, shall be applicable to a Participant’s Grandfathered Deferral Account.

5.07	Acceleration of or Delay in Payments

The Administrative Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Participant hereunder, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Administrative Committee may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7).

5.08	Designation of Beneficiary

Each Participant shall file with the Administrative Committee a written designation of one or more persons as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon his death pursuant to Section 5.04 or 5.06. A Participant may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Administrative Committee. The last such designation received by the Administrative Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Administrative Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no such Beneficiary designation is in effect at the time of a Participant’s death, or if no designated Beneficiary survives the Participant, the Participant’s surviving spouse, if any, shall be his Beneficiary, otherwise the person designated as beneficiary by the Participant under the ITT Salaried Group Life Insurance Plan shall be his Beneficiary, and shall receive the payment of the amount, if any, payable under the Plan upon his death; provided, however, that if the life insurance benefit has been assigned, the Beneficiary shall be the Participant’s estate.

5.09	Debiting Accounts

Any amounts debited from a Participant’s Deferral Account, Company Contribution Account, or Granfathered Deferral Account by reason of a distribution, withdrawal, or otherwise under this Article 5, shall be debited from the Participant’s Deferral Account, Company Contribution Account, and/or Grandfathered Deferral Account and the investment options under which such amount is credited, and such other accounts, subaccounts, options, or other allocations, as determined by the Administrative Committee on a basis uniformly applicable to all Participants similarly situated.

ARTICLE 6 — AMENDMENT OR TERMINATION
6.01	Right to Terminate

Notwithstanding any Plan provision to the contrary, the Corporation may, by action of the Board of Directors, terminate this Plan and the related Deferral Agreements at any time. To the extent consistent with the rules relating to plan terminations and liquidations in Treasury Regulation Section 1.409A-3(j)(4)(ix) or otherwise consistent with Code Section 409A, the Board may provide that, without the prior written consent of Participants, all of the Participants’ Deferral Accounts and Company Contribution Account shall be distributed in a lump sum upon termination of the Plan. Unless so distributed, in the event of a Plan termination, the Corporation shall continue to maintain the Deferral Accounts until distributed pursuant to the terms of the Plan and Participants shall remain 100% vested in all amounts credited to their Deferral Accounts and their Company Contribution Account. For avoidance of doubt, in the event of a Plan termination, distribution of a Grandfathered Deferral Account shall be governed by the provisions of the Plan as in effect on October 3, 2004.

6.02	Right to Amend

The Compensation and Personnel Committee or its delegate may amend or modify this Plan and the related Deferral Agreements in any way either retroactively or prospectively. However, except that without the consent of the Participant or Beneficiary, if applicable, no amendment or modification shall reduce or diminish such person’s right to receive any benefit accrued hereunder prior to the date of such amendment or modification, and after the occurrence of an Acceleration Event, no modification or amendment shall be made to Section 5.06 or Section 6.01 under Appendix A, attached hereto and made part hereof. A change in any investment fund or index under Sections 4.01 or 4.04 shall not be deemed to adversely affect any Participant’s rights to his Deferral Accounts, Company Contribution Account or Grandfathered Deferral Account. Notice of an amendment or modification to the Plan shall be given in writing to each Participant and Beneficiary of a deceased Participant having an interest in the Plan.

ARTICLE 7 — GENERAL PROVISIONS
7.01	Funding

All amounts payable in accordance with this Plan shall constitute a general unsecured obligation of the Corporation. Such amounts, as well as any administrative costs relating to the Plan, shall be paid out of the general assets of the Corporation. The Administrative Committee may decide that a Participant’s Deferral Account, Company Contribution Account and/or Grandfather Deferral Account may be reduced to reflect allocable administrative expenses.

7.02	No Contract of Employment

The Plan is not a contract of employment and the terms of employment of any Participant shall not be affected in any way by this Plan or related instruments, except as specifically provided therein. The establishment of the Plan shall not be construed as conferring any legal rights upon any person for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any person and to treat him without regard to the effect which such treatment might have upon him under this Plan. Each Participant and all persons who may have or claim any right by reason of his participation shall be bound by the terms of this Plan and all Deferral Agreements entered into pursuant thereto.

7.03	Unsecured Interest

Neither the Corporation, the Company nor the Compensation and Personnel Committee nor the Administrative Committee nor the Plan Committee in any way guarantees the performance of the investment funds or indices a Participant may designate under Article 4. No special or separate fund shall be established, and no segregation of assets shall be made, to assure the payments thereunder. No Participant hereunder shall have any right, title, or interest whatsoever in any specific assets of the Corporation. Nothing contained in this Plan and no action taken pursuant to its provisions shall create or be construed to create a trust of any kind or a fiduciary relationship between the Corporation and a Participant or any other person. To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured creditor of the Corporation.

7.04	Facility of Payment

In the event that the Administrative Committee shall find that a Participant or Beneficiary is incompetent to care for his affairs or has died, or if a Beneficiary is a minor, the Administrative Committee may direct that any benefit payment due him, unless claim shall have been made therefore by a duly appointed legal representative, be paid on his behalf to his spouse, a child, a parent or other relative, and any such payment so made shall thereby be a complete discharge of the liability of the Corporation, the Company and the Plan for that payment.

7.05	Withholding Taxes

The Corporation shall have the right to deduct from each payment to be made under the Plan any required withholding taxes.

7.06	Nonalienation

Subject to any applicable law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void, nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of a person entitled to such benefits.

7.07	Transfers
(a)	Notwithstanding any Plan provision to the contrary, in the event the Corporation (i) sells, causes the sale of, or sold the stock or assets of any employing company in the controlled group of the Corporation to a third party or (ii) distributes or distributed to the holders of shares of the Corporation’s common stock all of the outstanding shares of common stock of a subsidiary or subsidiaries of the Corporation and, as a result of such sale or distribution, such company or its employees are no longer eligible to participate hereunder, the Compensation and Personnel Committee, in its sole discretion, may treat such event as not constituting a Termination of Employment and direct that the liabilities with respect to the benefits accrued under this Plan for a Participant who, as a result of such sale or distribution, is no longer eligible to participate in this Plan, shall (with the approval of the new employer), be transferred to a similar plan of such new employer and become a liability thereunder, provided that no provisions of such new plan or amendment thereof shall reduce the balance of the Participants’ Deferral Accounts, Company Contribution Account and/or Grandfathered deferral Accounts as of the date of such transfer, as adjusted for investment gains or losses. Upon such transfer (and acceptance thereof), the liabilities for such transferred benefits shall become the obligation of the new employer and the liability under this Plan for such benefits shall cease.

(b)	Notwithstanding any Plan provision to the contrary, at the discretion and direction of the Corporation, liabilities with respect to benefits accrued by a Participant under a plan maintained by such Participant’s former employer may be transferred to this Plan and upon such transfer become the obligation of the Corporation.
7.08	Claims Procedure
(a)	Submission of Claims

Claims for benefits under the Plan shall be submitted in writing to the Administrative Committee or to an individual designated by the Administrative Committee for this purpose.

(b)	Denial of Claim

If any claim for benefits is wholly or partially denied, the claimant shall be given written notice within ninety (90) days following the date on which the claim is filed, which notice shall set forth the following:
(i)	The specific reason or reasons for the denial;

(ii)	Specific reference to pertinent Plan provisions on which the denial is based;

(iii)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(iv)	An explanation of the Plan’s claim review procedure; and

(v)	The time limits for requesting a review under this Section.
If special circumstances require an extension of time for processing the claim, written notice of an extension shall be furnished to the claimant prior to the end of the initial period of ninety (90) days following the date on which the claim is filed. Such an extension may not exceed a period of ninety (90) days beyond the end of said initial period.

If the claim has not been granted and written notice of the denial of the claim, or that an extension has been granted is not furnished within ninety (90) days following the date on which the claim is filed, the claim shall be deemed denied for the purpose of proceeding to the claim review procedure.

(c)	Claim Review Procedure

The claimant or his authorized representative shall have sixty (60) days after receipt of written notification of denial of a claim to request a review of the denial by making written request to the Administrative Committee, and may review pertinent documents and submit issues and comments in writing within such 60-day period.

Not later than sixty (60) days after receipt of the request for review, the persons designated by the Company to hear such appeals (the “Appeals Committee”) shall render and furnish to the claimant a written decision, which shall include specific reasons for the decision and shall make specific references to pertinent Plan provisions on which it is based. If special circumstances require an extension of time for processing, the decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review, provided that written notice and explanation of the delay are given to the claimant prior to commencement of the extension. Such decision by the Appeals Committee shall not be subject to further review. If a decision on review is not furnished to a claimant within the specified time period, the claim shall be deemed to have been denied on review.

(d)	Exhaustion of Remedy

No claimant shall institute any action or proceeding in any state or federal court of law or equity or before any administrative tribunal or arbitrator for a claim for benefits under the Plan until the claimant has first exhausted the procedures set forth in this section.
7.09	Payment of Expenses

All administrative expenses of the Plan and all benefits under the Plan shall be paid from the general assets of the Corporation, except as otherwise may be provided herein.

7.10	Discharge of Corporation’s Obligation

The payment by the Corporation of the benefits due under each and every Deferral Agreement and/or Section 3.04 to the Participant or his Beneficiary shall discharge the Corporation’s obligation under the Plan, and the Participant or Beneficiary shall have no further rights under this Plan or the Deferral Agreements upon receipt by the appropriate person of all such benefits.

7.11	Successors

The Plan shall be binding upon the successors and assigns of the Corporation, whether such succession is by purchase, merger or otherwise.

7.12	Construction
(a)	The Plan is intended to constitute an unfunded deferred compensation arrangement for a select group of management or highly compensated employees and, therefore, is exempt from the requirements of parts 2, 3 and 4 of Subtitle B of Title I of ERISA (pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA), and all rights hereunder shall be governed by ERISA. Subject to the preceding sentence, the Plan shall be construed, regulated and administered in accordance with the laws of the State of New York, subject to the provisions of applicable federal laws.

(b)	The masculine pronoun shall mean the feminine wherever appropriate.

(c)	The illegality of any particular provision of this document shall not affect the other provisions, and the document shall be construed in all respects as if such invalid provision were omitted.

ARTICLE 8 — ADMINISTRATION
8.01	Administration
(a)	The Administrative Committee shall mean the ITT Benefits Administration Committee established from time to time pursuant to the terms of the ITT Salaried Retirement Plan (effective on and after January 1, 2012, the Savings Plan). The Administrative Committee shall have the exclusive responsibility and complete discretionary authority to control the operation, management and administration of the Plan, with all powers necessary to enable it properly to carry out such responsibilities, including, but not limited to, the power to interpret the Plan and any related documents, to establish procedures for making any elections called for under the Plan, to make factual determinations regarding any and all matters arising hereunder, including, but not limited to, the right to determine eligibility for benefits, the right to construe the terms of the Plan, the right to remedy possible ambiguities, inequities, inconsistencies or omissions, and the right to resolve all interpretive, equitable or other questions arising under the Plan. The decisions of the Administrative Committee or such other party as is authorized under the terms of any grantor trust on all matters shall be final, binding and conclusive on all persons to the extent permitted by law.

(b)	To the extent permitted by law, all agents and representatives of the Administrative Committee shall be indemnified by the Corporation and held harmless against any claims and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, except claims arising from gross negligence, willful neglect or willful misconduct.

(c)	With respect to benefits hereunder subject to Code Section 409A, the Plan is intended to comply with the requirements of Code Section 409A and the provisions hereof shall be interpreted in a manner that satisfies the requirements of Code Section 409A and the regulations thereunder, and the Plan shall be operated accordingly. If any provision of the Plan would otherwise frustrate or conflict with this intent, the provision will be interpreted and deemed amended so as to avoid this conflict. The Plan has been administered in good faith compliance with Section 409A and the guidance issued thereunder from January 1, 2005 through December 31, 2008.

APPENDIX A
SPECIAL PROVISIONS APPLICABLE TO CERTAIN PARTICIPANTS
WHO DEFERRED BASE SALARY UNDER THIS PLAN
This Appendix A constitutes a part of this Plan and is applicable only with respect to a Participant who deferred all or a portion of his Base Salary under the provisions of this Plan and who (i) lost matching or other employer contributions under the ITT Industries Investment and Savings Plan for Salaried Employees (or any predecessor plan) due to the deferral of his Base Salary under this Plan, or (ii) had salary deferrals attributable to such Base Salary credited on his behalf to the ITT Industries Excess Savings Plan (or a predecessor plan) prior to January 1, 1996.
SECTION 1 — DEFINITIONS
1.01	“Accounts” shall mean the Deferred Account, Floor Contribution Account and the Matching Contribution Account.

1.02	“Deferred Account” shall mean the bookkeeping account maintained for each Participant covered under this Appendix A to record the portion of Base Salary deferred under this Plan which was credited as a Salary Deferral under the ITT Industries Excess Savings Plan (or any predecessor plan) prior to January 1, 1996.

1.03	“Matching Contribution Account” shall mean the bookkeeping account maintained for each Participant covered under this Appendix A to record the Excess Matching Contribution (as defined under the ITT Industries Excess Savings Plan) credited on such Participant’s behalf due to his deferral of Base Salary under this Plan.

1.04	“Floor Contribution Account” shall mean the bookkeeping account maintained for each Participant covered under this Appendix A to record the Excess Floor Contributions (as defined under the ITT Industries Excess Savings Plan) credited on such Participant’s behalf due to his deferral of Base Salary under this Plan.

SECTION 2. — INVESTMENT OF ACCOUNTS
2.01	A Participant shall have no choice or election with respect to the investments of his Accounts. There shall be credited or debited an amount of earnings or losses on the balance of the Participant’s Accounts which would have been credited had the Participant’s Accounts been invested in the Stable Value Fund maintained under the ITT Salaried Investment and Savings Plan.
SECTION 3. — VESTING OF ACCOUNTS
3.01	A Participant shall be fully vested .in his Deferred Account and Floor Contribution Account. The Participant shall vest in the amounts credited to his Matching Contribution Account at the same rate and under the same conditions at which such contributions would have vested under the ITT Salaried Investment and Savings Plan had they been contributed thereunder. In the event the Participant terminates employment prior to vesting in all or any part of the amount credited on his behalf to his Matching Contribution Account, such contributions and earnings thereon shall be forfeited and shall not be restored in the event the Participant is subsequently reemployed by the Company.

3.02	Notwithstanding any provisions of this Plan or Appendix A to the contrary, upon the occurrence of an Acceleration Event, (as such term is defined in Article I of the Plan) a Participant shall become fully vested in the amounts credited to his Matching Contribution Account.
SECTION 4. — COMMENCEMENT OF PAYMENT
4.01	A Participant shall be entitled to receive payment of his Deferred Account, Floor Contribution Account and the vested portion of his Matching Contribution Account, as determined under Section 3.01, upon his termination of employment for any reason, other than death. The distribution of such Accounts shall be made as soon as practicable following such termination of employment.

4.02	In the event of the death of a Participant prior to the full payment of his Accounts, the unpaid portion of his Accounts shall be paid to his Beneficiary (as defined in Section 1.05 of the Plan) as soon as practicable following his date of death.
SECTION 5. — METHOD OF PAYMENT
5.01	Payment of a Participant’s Deferred Account, Floor Contribution Account, and the vested portion of his Matching Contribution Account shall be made in a single lump sum payment.
SECTION 6. — PAYMENT UPON THE OCCURRENCE OF AN ACCELERATION EVENT
6.01	Upon the occurrence of an Acceleration Event, all Participants shall automatically receive the entire balance of their Accounts in a single lump sum payment. Such lump sum payment shall be made as soon as practicable on or after the Acceleration Event. If the Participant dies after such Acceleration Event, but before receiving such payment, it shall be made to his Beneficiary.

APPENDIX B
PROVISIONS APPLICABLE TO A PARTICIPANT’S
GRANDFATHERED DEFERRAL ACCOUNT
This Appendix B constitutes an integral part of the Plan and is applicable with respect to the Grandfathered Deferral Account of those individuals who were Participants in the Plan on December 31, 2004. The Grandfathered Deferral Account is subject to all the terms and conditions of the Plan as set forth on October 3, 2004, without regard to any Plan amendments after October 3, 2004, which would constitute a material modification for Code Section 409A. Section references in this Appendix B correspond to appropriate Sections of the Plan as set forth on October 3, 2004 as setforth in Appendix C.
ARTICLE 1 — DEFINITIONS
1.13	“Deferral Account” means the Participant’s Grandfathered Deferral Account as set forth in Section 1.21 of the foregoing provisions of the Plan.
ARTICLE 3 — DEFERRALS
The provisions of Section 3.03, 3.04 and 3.05 shall continue to apply to a Participant’s Grandfathered Deferral Account.
ARTICLE 4 — MAINTENANCE OF ACCOUNTS
The provisions of Section 4 as set forth in the foregoing provisions of the Plan as amended and restated effective as December 31, 2008, shall be applicable to a Participant’s Grandfathered Deferral Account on and after January 1, 2009.
ARTICLE 5 — PAYMENT OF BENEFITS
For purposes of this Article 5 — Payment of Benefits, the term “termination of employment” or any other similar language means, with respect to a Participant, the complete cessation of providing service to the Company and all Associated Companies as an employee.

Except as provided in the preceding sentence and below, the provisions of Article 5 shall continue to apply to a Participant’s Grandfathered Deferral Account.
5.04	Hardship

A distribution shall not be made pursuant to this Section 5.04,unless the Participant incurs an “unforeseeable emergency” as such term is defined in Section 5.06 of the foregoing provisions of this Plan.

5.07	Designation of Beneficiary

The provisions of Section 5.07 as set forth in the foregoing provisions of the Plan as amended and restated effective as December 1, 2008, shall be applicable to a Participant’s Grandfathered Deferral Account on and after January 1, 2009.

5.08	Debiting Accounts

The provisions of Section 5.08 as set forth in the foregoing provisions of the Plan as amended and restated effective as December 1, 2008, shall be applicable to a Participant’s Grandfathered Deferral Account on and after January 1, 2009.

APPENDIX C
PROVISIONS OF THE PLAN AS IN EFFECT ON OCTOBER 3, 2004
This Appendix C constitutes a part of this Plan and contains the Plan provisions as in effect on October 3, 2004.